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                                                                      Exhibit 11

[Letterhead of Ropes & Gray LLP]



June 18, 2003


PIMCO RCM Tax-Managed Growth Fund
c/o PIMCO Funds:  Multi-Manager Series
840 Newport Center Drive, Suite 300
Newport Beach, CA  92660

Re:  Registration Statement on Form N-14

Ladies and Gentlemen:

     This opinion is being furnished in connection with the Registration Statement of PIMCO Funds: Multi-Manager Series (the "Trust") on Form N-14 (the "Registration Statement") with respect to PIMCO RCM Tax-Managed Growth Fund (the "Tax-Managed Growth Fund"), a series of the Trust, being filed by the Trust today under the Securities Act of 1933, as amended (the "Act"), relating to the proposed merger of the PPA Tax-Efficient Equity Fund (the "Tax-Efficient Equity Fund"), a series of the Trust, with and into the Tax-Managed Growth Fund, and the issuance of shares of beneficial interest of specified classes of the Tax-Managed Growth Fund in connection therewith (the "Shares"), all in accordance with the terms of the proposed Agreement and Plan of Merger by and among the Tax-Managed Growth Fund, the Tax-Efficient Equity Fund and PIMCO Advisors Fund Management LLC (the "Agreement and Plan of Merger") in substantially the form included as Appendix A to the Prospectus/Proxy Statement that is a part of the Registration Statement.

     We have examined the Agreement and Plan of Merger; the Trust's Second Amended and Restated Agreement and Declaration of Trust, as amended to the date hereof (the "Declaration of Trust), on file in the offices of the Secretary of The Commonwealth of Massachusetts; the Amended and Restated By-Laws of the Trust, as amended to the date hereof (the "By-Laws"); and certified copies of the Resolutions of the Board of Trustees of the Trust adopted at meetings held on June 4 and June 5, 2003. For these purposes we assume that the Agreement and Plan of Merger does not materially vary from the form of agreement approved by the Trustees at their June 4 and June 5, 2003 meetings and that the Agreement and Plan of Merger will be ratified prior to the date of issuance of the Shares. We have examined such documents and records, including a certificate of recent date of the Secretary of The Commonwealth of Massachusetts, as we have deemed necessary for purposes of this opinion.

     We have assumed, for purposes of this opinion, that, prior to the date of the issuance of the Shares, the Agreement and Plan of Merger will have been duly executed and delivered by each party thereto and will constitute a legal, valid and binding obligation of the Trust, on behalf of the Tax-Managed Growth Fund and the Tax-Efficient Equity Fund, and PIMCO Advisors Fund Management LLC.

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ROPES AND GRAY LLP

PIMCO RCM Tax-Managed Growth Fund      -2-                         June 18, 2003

     Based upon the foregoing, we are of the opinion that:

     1. The Trust is a duly organized and validly existing unincorporated association with transferable shares existing under and by virtue of the laws of The Commonwealth of Massachusetts and is authorized to issue an unlimited number of its shares of beneficial interest.

     2. When issued in accordance with the Agreement and Plan of Merger, the Shares will be validly issued, fully paid and, except as set forth in the next paragraph, nonassessable by the Trust.

     The Trust is an entity of the type commonly known as a "Massachusetts business trust." Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust. However, the Declaration of Trust disclaims shareholder liability for acts or obligations of the Trust and requires that a notice of such disclaimer be given in each note, bond, contract, instrument, certificate or undertaking entered into or executed by the Trust or its Trustees. The Declaration of Trust provides for indemnification out of Fund property for all loss and expenses of any shareholder held personally liable solely by reason of being or having been a shareholder of the relevant Fund. Thus, the risk of a shareholder's incurring financial loss on account of shareholder liability is limited to circumstances in which the Trust would be unable to meet its obligations.

     We understand that this opinion is to be used in connection with the registration of the Shares for offering and sale pursuant to the Act. We consent to the filing of this opinion with and as part of the Registration Statement.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP